2004 SECOND QUARTER REPORT

COMMITMENT TO
E X C E L L E N C E

Brompton is regarded as one of the finest and most highly respected providers of financial products and management services to individual and institutional clients in Canada.

Through a disciplined commitment to excellence, Brompton has grown its assets under management to over $1 billion in the past two years, establishing a solid foundation that will continue to deliver strong returns to its investors and clients. Brompton's success has been achieved by offering investments to the public which combine excellent value, integrity and superior performance. Brompton's management and directors are a well respected group of accomplished business leaders who maintain the highest levels of corporate governance. The extensive experience, track record and integrity of its people are Brompton's most valuable assets.

Table of Contents	Message to Shareholders 1 Portfolio Manager's Report 4 Financial Statements 5
Notes to Financials 11 Directors and Officers and Corporate Information OBC

Message to Shareholders

We are pleased to provide the unaudited financial results of USA REIT Fund LLC for the second quarter ended June 30, 2004. The Fund commenced operations on December 17, 2003 when it closed its initial public offering of 27.7 million and accordingly there are no comparative figures. The following information provides an analysis of the operations and financial position of the Fund and it should be read in conjunction with the unaudited financial statements and accompanying notes. All financial figures are in Canadian dollars unless otherwise noted.

The Fund

USA REIT Fund LLC is a limited liability company that was incorporated in the state of Delaware. It trades on the Toronto Stock Exchange under the symbol URF. The Fund's investment portfolio is actively managed by INVESCO Real Estate which is located in Dallas, Texas.

Wind-up of the Fund

On August 13, 2004, the Board of Directors of the Fund approved a resolution to hold a special shareholder meeting in September where shareholders will be asked to vote upon a special resolution to approve the liquidation, dissolution and winding up of the Fund. The reasons for the wind-up are: (i) the shares of the Fund are thinly traded, (ii) as a closed-end fund registered under the United States Investment Company Act of 1940, the Fund's shares are not redeemable at the option of shareholders, and (iii) the shares have generally traded below their net asset value. In addition, recent regulatory initiatives in the United States will result in substantially increased costs to the Fund effective in October, 2004. If the special resolution is approved by shareholders, the assets of the Fund will be liquidated and a liquidating distribution equal to the net asset value at that time will be paid to shareholders shortly thereafter. If the shareholders do not approve the wind up resolution, the Fund will continue as it is currently being operated.

Net Asset Value

During the three and six months ended June 30, 2004, the Fund's net asset value per unit decreased by $1.18 and $0.25, respectively.

	Three months	Six months
	Per Share	Per Share

Net investment income	$0.10	$0.19
Net realized gains (losses) on investments, foreign currency transactions and forward contracts	(0.05)	0.02
Net change in unrealized gains on investments, foreign currency transactions and forward contracts	(1.05)	(0.10)
Results of operations	(1.00)	0.11
Less: dividends	(0.18)	(0.36)
Decrease in net asset value	$(1.18)	$(0.25)

Liquidity and Capital Resources

The Fund may borrow up to 25% of the total assets of the Fund to purchase portfolio investments and a further 2.5% of total assets for working capital purposes.

As of June 30, 2004, the Fund had borrowed $8.8 million (US$6.55 million) under its credit facilities which represented 26.3% of total assets. The Fund's borrowings consisted of a US$3.5 million 3 year term loan at an interest rate of 3.45%, a US$2.4 million loan based on LIBOR and a US$0.65 million loan based on the US prime rate.

The Fund's normal course issuer bid allows it to purchase up to 267,000 common shared through January 22, 2005 for cancellation when shares trade below their net asset value. In such situations, purchases under the issuer bid are accretive to the net value of the Fund. A total of 52,600 common shares were purchased in the second quarter and 78,500 common shares have been purchased since the bid was implemented at an average price of $8.62 and $8.88, respectively, per share.

As of June 30, 2004, the Fund's closing price was $8.25 which represents a 9.0% discount to the net asset value at that time.

Investment Portfolio As of June 30, 2004, the Fund's portfolio included 38 REIT equity securities and 26 REIT preferred securities. The Fund is diversified by type of real estate and by geography as shown in the accompanying pie charts.

USA REIT Fund LLC 1

Hedging Strategy

Immediately following the closing of its initial public offering, the Fund entered into foreign currency forward contacts to hedge its US currency position back to Canadian dollars. At June 30, 2004, these contracts had an unrealized gain of 0.2 million. This appreciation has offset the exchange losses on the Fund's US dollar assets. The Fund's portfolio value has been hedged through the use of a five-year currency forward representing approximately 75% of the Fund's assets with the balance in short-term currency forwards with 30-day maturities. The Fund has also entered into currency forwards which approximately represent the Fund's foreign exchange exposure for 12 months of distributions. In addition to providing protection against currency exchange rate movements, the forward contracts allow the Fund to realize a benefit equal to the interest rate differential between the US and Canada over the term of the contract. As a result, the Fund will earn about 0.50% per annum from the five year hedges over the term of the hedge and currently earns 0.84% per annum from the short-term hedges.

Dividends

For the three and six months ended June 30, 2004, the Fund distributed US$0.135 (Cdn$0.18) and US$0.27 (Cdn$0.36) per share, respectively. The Fund declares and pays dividends in US dollars.

Tax Treatment of Dividends

On a monthly basis, the Fund determines the portion of the dividend that is taxable and subject to US withholding tax. The Canada-United States Income Tax Treaty currently provides that the taxable portion of dividends paid by the Fund to a Canadian resident are generally subject to withholding tax at a rate of 15%. Investors receive a Canadian tax credit for the full amount of tax withheld. Registered accounts such as an RRSP or RRIF, are generally exempt from such withholding tax.

On an ongoing basis, the Fund intends to distribute to its shareholders, substantially all of its investment company taxable income and net realized capital gains to maintain its status as a regulated investment company and to ensure the Fund is not subject to US Federal income and excise taxes.

Dividend Reinvestment Plan

The Fund adopted a Dividend Reinvestment Plan which allows shareholders who are resident in Canada to reinvest monthly dividends in additional shares of the Fund. The Plan provides shareholders with the opportunity to achieve compound growth of their investment, provides commission-free acquisition of additional shares and is available to registered and non-registered accounts. Shareholders can request enrolment in the Plan by contacting their Investment Advisor, who in turn will then notify the distribution department to effect such enrolment.

Shareholders may opt in or out of the Plan at any time, however, elections must be received at least 2 business days prior to the record date to be considered. All shares acquired pursuant to the Plan are credited to the shareholder's brokerage account monthly.

Shares acquired pursuant to the Plan will be purchased in the market at prevailing market prices during the 6 day trading period following the dividend payment date. The number of shares to be acquired for each shareholder will be equal to the amount of the dividend the shareholder would have received in cash divided by the average purchase price as discussed above. No fractional shares will be issued and the shareholder will receive cash for these fractional shares.
2 USA REIT Fund LLC

The taxable portion of all dividends, including those dividends reinvested under the Plan, will be required to be included in the shareholder's income for tax purposes.

Further information regarding the Plan can be obtained by contacting the Administrator or your Investment Advisor.

Respectfully submitted on behalf of the Board,

Peter A. Braaten Chief Executive Officer	David E. Roode Chief Financial Officer

August 20, 2004

This quarterly report contains forward -looking information which involves know and unknown risks, uncertainties and other factors which may cause actual results to be materially different than the results expressed or implied by such forward-looking information. In evaluating the forward-looking information contain herein, readers should consider various factors, including those described in the Fund's prospectus and other documents filed with regulatory authorities. The Fund is not obligated to update or revise the forward-looking information contain herein to reflect new events or circumstances.

USA REIT Fund LLC 3

Portfolio Manager's Report

Market Conditions

REITs underperformed during the second quarter of 2004 with the NAREIT Equity Index ("Index") returning (5.81)%. The underperformance can be largely attributed to strong economic reports and indications of pending Federal Reserve interest rate increases, which resulted in a huge sell-off in the sector. REITs underperformed the broader equity markets; large cap stocks, represented by the S&P 500 Index, generated a 1.72% total return and small cap stocks, represented by the Russell 2000 Index, generated a 0.50% total return. While the REIT market rallied from the April & early May sell-off and is up 5.51% YTD, REITs remain well below their first quarter levels.

The overall economic outlook continues to improve. We expect broad equity stocks to generate more rapid earnings growth than REITs during the early stages of an economic recovery. Accordingly, investor preference for faster earnings growth (e.g. broad equity stocks) over relative stability and income (e.g. REITs) could cause REITs to lag broad equity indices in the current environment.

Your Fund

The USA REIT Fund seeks high monthly income and, secondarily, the potential for capital appreciation. It seeks to meet those objectives primarily through investing in publicly traded U.S. real estate investment trusts. Typically a REIT will specialize by property type, geographic location, or both. A REIT may own numerous properties that are managed with on-site staff and corporate real estate managers.

Because the Fund's primary objective is income, the Fund has maintained a meaningful exposure to REIT preferred stocks. At June 30, 2004, the percentage held in REIT common shares stood at 63% and REIT preferred shares stood at 37%. REIT preferred shares may provide down-side protection during periods of price declines of REIT common shares. The Fund has and will continue to concentrate on adding relatively attractive dividend yields from common REIT shares with selective use of REIT preferred shares.

Portfolio Strategy

Portfolio strategy remains focused on generating attractive, stable dividends with the prospect for income and capital appreciation over the intermediate to long term. At June 30, 2004, the Fund was positioned with its largest property type holdings in retail (25%), office (18%) and healthcare (18%). The fundamental operating environment for REITs has not changed materially since year-end.
4 USA REIT Fund LLC

Statement of Assets and Liabilities (Unaudited)
(in Canadian dollars)

	June 30, 2004	Dec 31, 2003
Assets

Investments, at market value (cost 2004 - $32,568,253; 2003 - $30,101,283)	$32,856,717	$29,705,448
Dividends and interest receivable	290,259	171,246
Unrealized gain on forward contracts (note 7)	227,296	907,629
Deferred financing costs (note 8)	56,938	86,024
Prepaid directors' fees and expenses	8,447	-
Total assets	33,439,657	30,870,347

Liabilities

Loans payable (note 8)	8,781,913	2,713,725
Amounts payable for investments purchased	-	1,864,646
Accrued organization and offering costs	365	680,000
Administration and investment advisory fees payable (note 5)	8,636	5,382
Accrued directors' fees and expenses	-	15,800
Accounts payable and accrued liabilities	85,880	176,257
Distributions payable (note 4)	162,388	70,299
Total liabilities	9,039,182	5,526,109

Net assets	$24,400,475	$25,344,238

Common shares outstanding (no par value, unlimited authorized) (note 3)	2,691,500	2,720,000

Net asset value per common share	$9.07	$9.32

Net assets consist of:
Paid-in capital	$24,433,186	$25,163,916
Accumulated net investment loss and capital gains dividends	(116,160)	(145,784)
Net realized loss on sale of investments and foreign currency transactions	(163,990)	(268,084)
Net realized gain on forward contracts	(84,815)	-
Unrealized gain (loss) on investments and foreign currency transactions	104,958	(313,439)
Unrealized gain on forward contracts	227,296	907,629
Net assets	$24,400,475	$25,344,238

The accompanying notes are an integral part of these financial statements.

USA REIT Fund LLC 5

Statement of Operations (Unaudited)
(in Canadian dollars)

	Three months ended	Six Months ended
	June 30, 2004	June 30, 2004
Income
Dividend income	$484,362	$910,144
Interest income	272	6,718
	484,634	916,862
Expenses
Administration fee (note 5)	12,845	30,918
Investment advisory fee (note 5)	15,699	37,788
Legal and tax	44,986	49,972
Audit fee	7,480	14,959
Valuation fees	11,848	23,695
Custodian fees	3,996	7,993
Directors' fees and expenses	15,518	31,035
Reports to shareholders	6,055	12,110
Insurance	-	4,249
Other general and administrative	16,222	32,643
Interest and bank charges (note 8)	79,510	147,368
Total expenses	214,159	392,730
Net investment income	270,475	524,132
Net realized loss on forward contracts	(170,399)	(84,815)
Net realized gain on sale of investments and foreign currency transactions	13,290	104,094
Net change in unrealized gain (loss) on investments and foreign currency transactions	(2,629,092)	418,397
Net change in unrealized gain on forward contracts (note 7)	(249,297)	(680,333)
Net increase (decrease) in net assets resulting from operations	$(2,765,023)	$281,475

Statement of Changes in Net Assets (Unaudited)
(in Canadian dollars)

			Period from
	Three months ended	Six months ended	Dec 17, 2003* to
	June 30, 2004	June 30, 2004	Dec 31, 2003

Operations:
Net investment income	$270,475	$524,132	$(153,284)
Net realized gain on forward contracts	(170,399	(84,815)	-
Net realized gain on sale of investments and foreign currency
transactions	13,290	104,094	(260,584)
Net change in unrealized gain (loss) on investments and foreign
currency transactions	(2,629,092)	418,397	(313,439)
Net change in unrealized gain on forward contracts (note 7 )	(249,297)	(680,333)	907,629
	$(2,765,023)	$281,475	$180,322

Shareholder transactions:
Proceeds from issuance of common shares, net (note 3)	-	461,250	25,035,256
Distributions to shareholders	(495,109)	(989,016)	(71,340)
Repurchase of common shares (note 3)	(453,339)	(697,472)	-
	(948,448)	(1,225,238)	24,963,916

Net increase in net assets	(3,713,471)	(943,763)	25,144,238
Net assets - beginning of period	28,113,946	25,344,238	200,000
Net assets - end of period	$24,400,475	$24,400,475	$25,344,238
* Commencement of operations.

The accompanying notes are an integral part of these financial statements

6 USA REIT Fund LLC

Statement of Cash Flows (Unaudited)
(in Canadian dollars)

	Three months ended	Six months ended
	June 30, 2004	June 30, 2004

Cash flows from operating activities:
Results of operations	$(2,765,023)	$281,475
Adjustments to reconcile net cash used in operations:
Net realized gain on sale of investments and foreign currency transactions	4,280	(126,329)
Net change in unrealized gain on investments and foreign currency transactions	2,628,708	(464,670)
Net change in unrealized gain on forward contracts	249,297	680,333
Amortization of deferred financing costs	14,549	29,125
Increase in dividends and interest receivable	(17,121)	(119,013)
Increase in prepaid directors' fees and expenses	(8,447)	(8,447)
Increase (decrease) in administration and investment advisory fees payable	(5,678)	3,254
Increase (decrease) in accrued directors' fees and expenses	(2,683)	(15,800)
Increase (decrease) in accounts payable and accrued liabilities	(3,294)	(19,116)
Increase (decrease) in accrued organization and offering costs	(4,904)	(679,635)
Purchase of investments (note 6)	(879,270)	(8,678,285)
Proceeds from sale of investments (note 6)	1,744,343	4,154,888
Return of capital	144,865	285,786
Cash used in operating activities	1,106,210	(4,676,434)

Cash flows from financing activities:
Proceeds from issuance of common shares, net (note 3)	-	461,250
Increase (decrease) in loans payable	(111,856)	5,839,722
Deferred financing costs paid	-	(71,300)
Distributions paid to shareholders	(495,011)	(896,927)
Repurchase of common shares (note 3)	(453,339)	(697,472)
Cash provided by (used in) financing activities	(1,060,206)	4,635,273

Net increase (decrease) in cash and short-term investments	46,004	(41,161)

Cash and short-term investments, beginning of period	7,300	94,465
Cash and short-term investments, end of period	$53,304	$53,304

Supplemental information:
Interest paid	$65,043	$107,061

The accompanying notes are an integral part of these financial statements.

USA REIT Fund LLC 7

Statement of Financial Highlights (Unaudited)
(in Canadian dollars)

	Three months ended	Six months ended
Selected Per Common Share Data	June 30, 2004	June 30, 2004
Net assets - beginning of period	$10.25	$9.32

Operations:
Net investment income (2)	0.10	0.19
Net realized and unrealized gains from investments, foreign currency
transactions and forward contracts	(1.10)	(0.08)
Total from operations	(1.00)	0.11

Shareholder transactions:
Distributions	(0.18)	(0.36)

Net decrease in net assets	(1.18)	(0.25)

Net assets - end of period	$9.07	$9.07
Market price - end of period	$8.25	$8.25

Total return (3)

Based on net asset value (%) (5)	9.55	1.39
Based on market price (%) (5)	(10.31)	(13.55)

Ratios and supplemental data
Net assets, end of period ($ millions)	$24.4	$24.4
Ratio of expenses to average net assets (%)(4)	2.16	1.94
Ratio of expenses including interest and bank charges to average net assets (%)(4)	3.41	3.10
Ratio of net investment income to average net assets (%) (5)	1.11	2.05
Asset coverage per $1,000 of loans payable	$3,783	$3,783
Portfolio turnover rate (%)	2.19	12.32
Average commission rate per share	$0.047	$0.015

  Beginning per share amount reflects the $10.00 initial public offering price net of agents' fees of 5.25% and offering costs of $547,244.
  Based on the weighted average common shares outstanding during the period.
  Total return based on net asset value reflects changes in the Fund's net asset value during the period. Total return based on market value reflects changes in market value. Each figure includes reinvestments of dividends.
  Annualized and includes administration, investment advisory, general and administrative expenses.
  Not annualized.

The accompanying notes are an integral part of these financial statements

8 USA REIT Fund LLC

Statement of Investments (Unaudited)
As at June 30, 2004

		Cost	Cost	Market Value	Market Value	% of
		(USD)	(CDN)	(USD)	(CDN)	Portfolio
	Cash and short-term investments	$39,757	$53,759	$39,757	$53,304	0.2%

No. of Shares	Common Stocks
	Apartments
7,600	AMLI Residential Properties Trust	203,415	269,520	222,984	298,966
8,100	Town & Country Trust	198,704	263,174	204,444	274,108
4,000	Gables Residential Trust	131,407	174,069	135,920	182,253
1,000	Mid-America Apartment Communities Inc.	32,908	43,611	37,890	50,801
		566,434	750,374	601,238	806,110	2.5%
	Diversified
20,500	Colonial Properties Trust	798,911	1,062,229	789,865	1,059,012
36,700	Crescent Real Estate Equities Company	594,576	784,805	591,604	793,193
11,700	iStar Financial Inc.	444,885	592,665	468,000	627,471
3,800	Lexington Corporate Properties Trust	73,965	99,568	75,658	101,438
		1,912,337	2,539,267	1,925,127	2,581,114	7.8%
	Freestanding
45,500	Commercial Net Lease Realty, Inc.	799,436	1,059,185	782,600	1,049,271
8,200	Getty Realty Corp.	200,589	270,482	206,312	276,613
		1,000,025	1,329,667	988,912	1,325,884	4.0%
	Healthcare
30,300	Healthcare Realty Trust	1,068,766	1,417,296	1,135,644	1,522,615
48,000	Nationwide Health Properties, Inc.	876,879	1,161,517	907,200	1,216,328
32,600	Health Care Property Investors, Inc.	797,045	1,055,794	783,704	1,050,751
47,400	Senior Housing Properties Trust	794,397	1,052,759	795,846	1,067,031
18,900	Health Care REIT, Inc.	644,679	858,273	614,250	823,556
15,300	Omega Healthcare Investors, Inc.	129,765	171,855	153,612	205,955
2,700	Universal Health Reality Income Trust	75,511	101,650	77,490	103,895
		4,387,042	5,819,144	4,467,746	5,990,131	18.2%
	Industrial Properties
18,200	First Industrial Realty Trust, Inc.	614,804	811,586	671,216	899,933	2.7%
	Industrial/Office Properties
2,200	Liberty Property Trust	82,872	109,773	88,462	118,605
		82,872	109,773	88,462	118,605	0.4%
	Lodging-Resorts
13,900	Hospitality Properties Trust	574,186	761,123	587,970	788,321	2.4%
	Office Properties
21,600	Arden Realty, Inc.	635,242	841,499	635,256	851,719
22,900	Maguire Properties, Inc.	514,204	681,414	567,233	760,518
9,200	Mack-Cali Realty Corporation	370,741	491,083	380,696	510,418
12,500	Prentiss Properties Trust	396,006	524,728	419,000	561,774
14,400	Equity Office Properties Trust	402,974	533,924	391,680	525,145
19,400	Glenborough Realty Trust, Inc.	362,303	480,579	355,990	477,294
10,100	Brandywine Realty Trust	270,942	358,983	271,900	364,550
26,600	HRPT Properties Trust	266,407	352,975	266,266	356,996
5,700	Highwoods Properties, Inc.	137,214	181,673	133,950	179,593
4,200	CarrAmerica Realty Corporation	126,151	167,064	126,966	170,230
		3,482,184	4,613,922	3,548,937	4,758,237	14.5%
	Regional Malls
15,300	Glimcher Realty Trust	333,300	441,559	338,436	453,758	1.4%
	Self-Storage Facilities
19,100	Public Storage, Inc. Class A	562,425	745,664	498,701	668,633
11,300	Sovran Self Storage, Inc.	397,936	527,350	431,434	578,445
		960,361	1,273,014	930,135	1,247,078	3.8%
	Shopping Centers
23,300	Heritage Property Investment Trust, Inc.	660,945	875,752	630,498	845,340
21,500	New Plan Excel Realty Trust	531,445	704,192	502,240	673,378
7,600	Ramco-Gershenson Properties Trust	196,905	262,638	181,148	246,896
		1,389,295	1,842,582	1,316,886	1,756,614	5.4%
	Specialty Properties
5,200	American Financial Realty Trust	73,907	99,490	74,308	99,268
2,100	Entertainment Properties Trust	74,089	99,734	75,054	100,629
		147,996	199,224	149,362	200,257	0.6%
	Total Common Stocks	$15,450,836	$20,491,435	$15,614,427	$20,935,042	63.7%

The accompanying notes are an integral part of these financial statements.

USA REIT Fund LLC 9

Statement of Investments continued (Unaudited)
As at March 31, 2004

		Cost	Cost	Market Value	Market Value	% of
		(US)	(CDN)	(US)	(CDN)	Portfolio
No. of Shares	Preferred Stocks
	Apartments
10,000	Apartment Investment & Management Co. - Series T, 8%	$258,000	$330,962	$241,200	$323,389
8,000	Mid-America Apartment Communities, Inc. - Series H, 8.3%	212,400	279,051	201,200	269,759
1,100	Mid-America Apartment Communities, Inc. - Series F, 9.25%	29,975	38,375	29,425	39,452
		500,375	648,388	471,825	632,600	1.9%
	Diversified
8,000	Crescent Real Estate Equities Company - Series B, 9.5%	222,560	294,725	210,680	282,469	0.9%
	Industrial Properties
17,500	Keystone Property Trust - Series E, 7.375%	437,500	581,612	441,438	591,857
10,500	Keystone Property Trust - Series D, 9.125%	273,500	362,182	259,000	347,254
		711,000	943,794	700,438	939,111	2.9%
	Industrial/Office Properties
4,200	Bedford Property Investors, Inc. - Series B, 7.625%	105,000	137,319	105,000	137,996
		105,000	137,319	105,000	137,996	0.4%
	Lodging/Resorts
40,000	Innkeepers USA Trust - Series C, 8%	1,000,000	1,330,300	964,000	1,292,483
40,000	Winston Hotels, Inc. - Series B, 8%	1,000,000	1,300,350	960,800	1,288,193
4,800	Hospitality Properties Trust - Series B, 8.875%	132,768	169,976	126,480	169,578
3,000	Lasalle Hotel Properties - Series A, 10.25%	86,400	114,415	80,325	107,696
		2,219,168	2,915,041	2,131,605	2,857,950	8.7%
	Manufactured Homes
8,000	Affordable Residential Communities Inc. - Series A, 8.25%	200,000	263,940	206,000	276,195	0.8%
	Office Properties
40,000	Maguire Properties Inc. - Series A, 7.625%	1,000,000	1,297,650	966,000	1,295,165
8,000	HRPT Properties Trust - Series A, 9.875%	224,400	297,162	214,800	287,993
8,000	Koger Equity, Inc. - Series A, 8.5%	217,520	288,051	205,600	275,658
3,000	Alexandria Real Estate Equities, Inc. - Series B, 9.1%	84,526	111,934	80,160	107,475
		1,526,446	1,994,797	1,466,560	1,966,291	5.9%
	Regional Malls
44,900	Glimcher Realty Trust - Series G, 8.125%	1,124,362	1,467,604	1,066,375	1,429,742
12,000	Glimcher Realty Trust - Series F, 8.75%	322,800	427,468	303,600	407,052
8,000	The Mills Corporation - Series B, 9%	222,400	282,593	213,120	285,741
8,000	The Mills Corporation - Series C, 9%	220,800	292,394	212,200	284,507
7,000	The Mills Corporation - Series E, 8.75%	190,400	252,137	183,470	245,987
3,000	CBL & Associates Properties, Inc. - Series B, 8.75%	165,150	218,700	158,400	212,375
		2,245,912	2,940,896	2,137,165	2,865,404	8.7%
	Shopping Centers
40,000	Kramont Realty Trust - Series E, 8.25%	1,000,000	1,311,400	1,008,000	1,351,476
5,000	Developers Diversified Realty Corp. - Series F, 8.6%	134,250	177,781	129,250	173,292
3,000	Federal Realty Investment Trust - Series B, 8.5%	82,350	109,052	79,350	106,389
		1,216,600	1,598,233	1,216,600	1,631,157	5.0%
	Specialty Properties
8,000	Entertainment Properties Trust - Series A, 9.50%	221,582	285,926	210,681	282,469	0.9%
	Total Preferred Stocks	9,168,643	12,023,059	8,852,039	11,868,371	36.1%
	Total	$24,659,236	$32,568,253	$24,506,223	$32,856,717	100.0%

The accompanying notes are an integral part of these financial statements.

10 USA REIT Fund LLC

Notes to the Financial Statements (Unaudited)
June 30, 2004

  OPERATIONS

USA REIT Fund LLC (the "Fund") is a limited liability company organized under the laws of the State of Delaware on September 4th, 2003 and is registered under the United States Investment Company Act of 1940, as amended (the "1940 Act"), as a non-diversified, closed-end management investment company. Administration of the fund is provided by Brompton Capital Advisors Inc. (the "Administrator") and INVESCO Real Estate is the Investment Advisor. The Fund was listed on the Toronto Stock Exchange and commenced operations on December 17, 2003 when it issued 2,700,000 common shares at $10.00 per unit through an initial public offering. On January 16, 2004, the Fund completed the issuance of an additional 50,000 common shares at a price of $10.00 pursuant to the exercise of the over-allotment option granted to the agents. The investment objectives of the Fund are to provide shareholders with regular cash distributions and to achieve appreciation in the net asset value per share by investing in a portfolio of securities of US real estate investment trusts.

  SIGNIFICANT ACCOUNTING POLICIES

These financial statements have been prepared in accordance with the accounting principles generally accepted in the Unites States of America which require the use of certain estimates. Actual results could differ from these estimates. The following is a summary of the  significant accounting policies followed by the Fund in the preparation of its financial statements. All figures are in Canadian dollars unless otherwise noted.

  Valuation of Investments

The Fund's investments are presented at market value. Investments that are publicly traded are valued at their closing price. If a closing price is not available, these investments are valued using an average of the latest bid and ask prices. Short-term investments having remaining maturities of 60 days or less are stated at amortized cost which approximates their market value.

  Investment Transactions and Income Recognition

Investment transactions are recorded on trade date and  any realized gains or losses are recognized on the basis of specific identification of the securities sold. Interest income is recognized on an accrual basis. Dividend income is recorded on the ex-dividend date. Net realized gains (losses) on sale of investments include net realized gains or losses from foreign currency changes.

  Foreign Currency Forward Contracts

The Fund may enter into foreign currency forward contracts, which are agreements between two parties to buy and sell currencies at a set price on a future date. The market value of the contract will fluctuate with changes in currency exchange rates. The contract is marked-to-market and the change in market value is recorded as an unrealized gain or loss. When the contract is closed , the Fund records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed.

  Income Taxes

The Fund intends to comply with the requirements of Sub-chapter M of the United States of America Internal Revenue Code necessary to qualify as a regulated investment company and, as such should not be subject to U.S federal  income taxes on otherwise taxable income (including net realized capital gains) which is distributed to shareholders. Accordingly, no income tax provision has been recorded.

  Foreign Exchange

The market value of investments and other assets and liabilities that are denominated in foreign currencies are translated in to Canadian dollars at the rate of exchange on each valuation date. Unrealized gains and losses on investments include changes in foreign currencies. Purchases and sales of investments and income derived from investments are translated at the rate of exchange prevailing on the respective dates of such transactions.

  Organization and Offering Costs

Costs incurred in connection with the organization of the Fund were expensed and costs incurred in connection with the offering of common shares were charged directly to paid-in capital. An affiliate of the Administrator is responsible for offering costs which in combination with organization expenses, exceed 2.5% of gross proceeds raised by the Fund.

   Fair Value of Financial Instruments

The fair value of the Fund's financial instruments, which are composed of dividends and interest receivable, accrued organization and offering costs, administration and investment advisory fees payable, accrued directors' fees and expenses, accounts payable and accrued liabilities, distributions payable and loans payable approximate their carrying values.

USA REIT Fund LLC 11

Notes to the Financial Statements (Unaudited)
June 30, 2004

  SHARE INFORMATION

Authorized
The Fund is authorized to issue an unlimited number of transferable, no par value common shares. Each common share entitles the holder to one vote and to participate equally with respect to any and all distribution made by the Fund.

Issued

	For the three months ended June 30, 2004		For the six months ended June 30, 2004
	Number of		Number of
	Shares	Amount	Shares	Amount
Shares - beginning of period	2,744,100	$ 25,452,373	2,720,000	$ 25,235,256
Over-allotment granted pursuant to initial public offering, net	-	-	50,000	461,250
Shares repurchased pursuant to normal course issuer bid	(52,600)	(453,339)	(78,500)	(697,472)
Shares - end of period	2,691,500	$ 24,999,034	2,691,500	$ 24,999,034

On November 26, 2003, the Fund issued 20,000 common shares to an affiliate of the Administrator for proceeds of $200,000.

On December 17, 2003, the Fund completed its initial public offering of 2,700,000 shares at a price of $10.00 for proceeds, net of agents' fees and offering costs of $25,035,256.

On January 16, 2004 the Fund completed the issuance of an additional 50,000 common shares at a price of $10.00 for proceeds, net of agents' fees and offering costs of $461,250.

The Fund received approval from the TSX to undertake a normal course issuer bid program for the period from January 23, 2004 through to January 22, 2005. Pursuant to the issuer bid, the Fund can purchase up to 267,000 of its common shares for cancellation when the net asset value per unit exceeds its trading price. During the three months and six months ended June 30,2004, 52,600 and 78,500 common share were purchased for cancellation at an average price of  $8.62 and $8.88, respectively.

The weighted average number of common shares outstanding for the six months ended June 30, 2004 was 2,734,297.

  DISTRIBUTIONS PAYABLE TO SHAREHOLDERS

Distributions are made on a monthly basis to shareholders of record on the last business day of each month. The distributors are payable no later than the tenth business day of the following month. For the three and six months ended June 30, 2004, the Fund  declared total distributions of $0.18 (US$0.135) and $0.36 (US$0.270) per share.

Pursuant to the Fund's distribution reinvestment plan, shareholders may elect to reinvest monthly distributions in additional shares of the Fund.

  ADMINISTRATION, INVESTMENT ADVISORY AND DIRECTORS' FEES

Pursuant to an administration agreement, the Administrator provides administrative services to the Fund, for which it is paid a fee based on the net asset value of the Fund. If the net asset value exceeds $55 million, the Administrator will receive an annual fee equal to the sum of: (i) 0.30% of the net asset value for the first $10 million; (ii) 0.40% of the net asset value on the next $10 million; and (iii) 0.50% of the net asset value above $20 million. If the net asset value is less than $55 million, the administrator will receive an annual fee equal to 45% of 1.10% of the net asset value which will be reduced by 0.014% of the net asset value for each $1 million of net asset value below $55 million and further reduced by 0.055% of the net asset value for each $1 million of the net asset value below $30 million.

Pursuant to an investment advisory agreement, the Investment Advisor is authorized to invest, re-invest and manage the investments of the Fund in accordance with the investment objectives and subject to the investment restrictions as described in the prospectus of the Fund, for which it is paid a fee based on the net assets of the Fund. If the net asset value exceeds $55 million, the Investment Advisor  will receive an annual fee equal to the sum of: (i) 0.80% of the net asset value for the first $10 million; (ii) 0.70% of the net asset value on the next $10 million; and (iii) 0.60% of the net asset value above $20 million. If the net asset value is less than $55 million, the Investment Advisor will receive an annual fee equal to 55% of 1.10% of the net asset value which will be reduced by 0.014% of the net asset value for each $1 million of net asset value below $55 million and further reduced by 0.055% of the net asset value for each  $1 million of net asset value below $30 million.

The Fund has agreed to pay  each of the independent directors of the Fund an annual fee of US$16,000.

12 USA REIT Fund LLC

Notes to the Financial Statements (Unaudited)
June 30, 2004

  INVESTMENT TRANSACTIONS

Investment transactions (other than short-term securities) for the three and six months ended June 30, 2004 are as follows:

	For the three months ended	For the six months ended
	June 30, 2004	June 30, 2004
Proceeds from sale of investments	$1,557,130	$4,154,888

Less cost of investments sold:
Investments at cost - beginning of period	33,416,108	30,005,872
Investments purchased during the period	741,274	6,813,639
Return of capital	(144,865)	(285,786)
Investments at cost - end of period	(32,514,494)	(32,514,494)
Cost of investments sold during the period	1,498,023	4,019,231
Net realized gain on sale of investments	$59,107	$135,657

Brokerage commissions on investments purchased and sold during the period ended June 30, 2004 amounted to $4,695.

At June 30, 2004, the cost for US federal income tax purposes was $32,514,494 and the net unrealized gain for all securities was $288,919. This gain consisted of an aggregate gross unrealized gain for all securities in which there was an excess of market  value over tax cost of $731,442 and an aggregate gross unrealized loss for all securities in which there was an excess of tax cost over market value of   $442,523.
  FOREIGN CURRENCY FORWARD CONTRACTS

The Fund uses foreign currency forward contracts to hedge foreign exchange risks associated with its US dollar investment portfolio and future cash flow.

At June 30, 2004, the Fund has entered into the following foreign currency forward contracts with a Canadian chartered bank:

Canadian Dollars			Unrealized
Purchased	US Dollars Sold	Delivery Date	Gain (Loss)

5,181,060	3,820,000	July 22, 2004	$57,648
156,970	120,000	August 23, 2004	(4,044)
157,090	120,000	September 22, 2004	(3,977)
157,193	120,000	October 22, 2004	(3,909)
157,310	120,000	November 22, 2004	(3,825)
157,414	120,000	December 22, 2004	(3,753)
157,505	120,000	January 24, 2005	(3,704)
161,976	120,000	February 24, 2005	726
160,536	120,000	March 24, 2005	(751)
163,932	120,000	April 22, 2005	2,606
165,960	120,000	May 24, 2005	4,592
156,768	115,000	June 22, 2005	2,087
19,785,600	14,400,000	December 17. 2008	183,600
			$227,296

The obligations of the Fund under these forward contracts are secured by a first-ranking security interest over all of the Fund's assets in connection with the Fund's credit agreement (note 8).

USA REIT Fund LLC 13

Notes to the Financial Statements (Unaudited)
June 30, 2004

  LOANS PAYABLE

Pursuant to a credit agreement with the US agency of a  Canadian chartered bank, the Fund has a US dollar 364-day renewable revolving operating line of credit ("Revolver") and a US dollar three year non-revolving term credit facility ("Term Credit Facility") maturing on December 19, 2006. The Revolver provides for maximum borrowings of US$4.0 million at either the US prime rate of interest or the LIBOR rate plus a fixed percentage. At June 30, 2004, the Fund had a US prime loan in the amount of  US$650,000 and a US LIBOR loan in the amount of US$2.4 million under this facility. The Term Credit Facility provides for maximum borrowings of US$3.5 million. At June 30, 2004, the Term Credit Facility was fully drawn bearing interest at 3.45% which is fixed for the balance of the term. All of the Fund's assets have been pledged as collateral for amounts borrowed under the credit facilities and the lender has first charge over the assets. The credit agreements requires that the Fund maintain an asset coverage ratio of 3:1 at all times.

Costs incurred to establish the credit facilities are deffered and amortized over the term of the facilities. For the three and six months ended June 30, 2004, the Fund has recorded amortization of these costs in the amounts of $14,549 and $29,125, respectively. The credit facilities are used by the Fund to purchase additional investments and for general Fund purposes. The average borrowings during the period were $7,713,325 (US$5,742,637) and the average interest rate was 3.02%.

14 USA REIT Fund LLC

Corporate Information

Directors & Officers:

Peter A. Braaten
Director & President and CEO

Sharon H. Sallows*
Chairman of the Board, Director

W. Andrew Krusen, Jr.*
Director

David E. Roode
Chief Financial Officer & Corporate Secretary

*Member of Audit and Corporate Governance Committee

USA REIT Fund LLC
425 Walnut Street
Cincinnati, Ohio 45202
USA

Brompton Capital Advisors Inc., the Administrator
Suite 2930, P.O. Box 793
Bay Wellington Tower, BCE Place
181 Bay Street
Toronto, Ontario
M5J 2T3

Phone:	416-642-6000
Toll Free:	866-642-6000
Fax:	416-642-6001